Exhibit 99.2
Consent to be Named as a Director of Wejo Holdings Ltd.
In connection with the filing by Wejo Holdings Ltd. (the “Company”) of a Registration Statement on Form S-4 (including any and all amendments and supplements thereto, the “Registration Statement”) with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a director or executive officer or a director nominee of the Company, if applicable, in the Registration Statement and any other document required in connection with such Registration Statement and the Business Combination described therein. I also consent to the filing of this consent as an exhibit to such Registration Statement.

By:	/s/ John T. Maxwell
Name:	John T. Maxwell
Title:	Executive Officer